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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

           Information Statement Pursuant to Rules 13d-1 and 13d-2
                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                               MK GOLD COMPANY
                     ----------------------------------
                              (Name of Issuer)

                                COMMON STOCK
                     ----------------------------------
                       (Title of Class of Securities)

                                55305P100
                     ----------------------------------
                              (CUSIP Number)

                                ----------

   Check the following box if a fee is being paid with the statement /x/. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)




                        (Continued on following page(s))


                              Page 1 of  4  Pages
                                        ---

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CUSIP No. 55305P100                   13G                 Page  2  of  4  Pages
          ---------                                            ---    ---

- -------------------------------------------------------------------------------
 (1) Names of Reporting Person
     S.S. or I.R.S. Identification No. of Above
     Person

     MORRISON KNUDSEN CORPORATION
     82-0393735
- -------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group                                (b)  / /

     N/A
- -------------------------------------------------------------------------------
 (3) SEC Use Only

- -------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     DELAWARE
- -------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                 9,000,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                         0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                 9,000,000
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                         0
- -------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     9,000,000
- -------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

- -------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     46%
- -------------------------------------------------------------------------------
(12) Type of Reporting Person*

     CO
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 55305P100                  13G                  Page  3  of  4  Pages
          ---------                                            ---    ---


ITEM 1(A).  NAME OF ISSUER

            MK GOLD COMPANY
- -------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            720 PARK BOULEVARD
            BOISE, IDAHO 83707
- -------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING

            MORRISON KNUDSEN CORPORATION
- -------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            ONE MORRISON KNUDSEN PLAZA
            BOISE, IDAHO 83729
- -------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP

            A DELAWARE USA CORPORATION
- -------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES

            COMMON STOCK
- -------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER

            55305P100
- -------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; See 13d-1(b)(1)(ii)(F)

    (g) /x/ Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); See Item 7

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

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CUSIP NO. 55305P100                  13G                  Page  4  of  4  Pages
          ---------                                            ---    ---


ITEM 4.  OWNERSHIP

        If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

    (a) Amount Beneficially Owned:

                       9,000,000
    ---------------------------------------------------------------------------

    (b) Percent of Class:

                       46%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

                       9,000,000
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote

                       0
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of

                       9,000,000
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of

                       0
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         NA
- -------------------------------------------------------------------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A
- -------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A
- -------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A
- -------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       FEBRUARY 14, 1994
                                       ----------------------------------------
                                       (Date)

                                       /s/  STEPHEN G. HANKS
                                       ----------------------------------------
                                       (Signature)

                                       EXECUTIVE VICE PRESIDENT
                                       ADMINISTRATION AND FINANCE
                                       ----------------------------------------
                                       (Name/Title)